EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
1.	Dynamex Operations East Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.

2.	Dynamex Operations West Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.

3.	Dynamex Canada Holdings, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 100 of which are issued and outstanding and registered in the name of Dynamex Inc.

4.	Dynamex Provincial Couriers, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 100 of which are issued and outstanding and registered in the name of Dynamex Inc.

5.	Dynamex Fleet Services, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.

6.	Dynamex Franchise Holdings, Inc., a Delaware corporation — 10,000 authorized shares of common stock, $0.01 par value, 1,000 of which are issued and outstanding and registered in the name of Dynamex Inc.